Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
THIRD QUARTER 2010 RESULTS

Third Quarter Highlights:

➢	Adjusted EBITDA increases by 63% over third quarter 2009, excluding non-routine transactions
➢	Per ton operating margins increase by 63% compared to the same period last year
➢	Metallurgical shipments up 127% over third quarter 2009
➢	Long-term debt reduced significantly through repurchase of notes

Scott Depot, West Virginia, October 27, 2010 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the third quarter of 2010.

•
Adjusted EBITDA was $61.6 million for the third quarter of 2010 compared to $64.7 million for the third quarter of 2009. Third quarter 2009 results, however, included a $27.0 million payment received for the early termination of two related coal supply agreements and lost margin on pre-termination shipments. Exclusive of this payment, Adjusted EBITDA would have been $37.7 million for the third quarter of 2009.

•
Net income was $24.9 million, or $0.12 per share on a diluted basis, for the third quarter of 2010 compared to net income of $18.7 million, or $0.12 per share on a diluted basis, for the third quarter of 2009. Net income for the third quarter of 2010 included a $0.9 million pre-tax loss on extinguishment of debt related to repurchases of 10.25% Senior Notes and 9% Convertible Senior Notes as part of the Company’s recapitalization efforts. Excluding the loss on extinguishment of debt, adjusted net income for the third quarter of 2010 would have been $25.3 million, or $0.12 per share on a diluted basis. Excluding the $27.0 million payment received for the aforementioned contract termination last year, adjusted net income for the third quarter of 2009 would have been $1.9 million, or $0.01 per share on a diluted basis.

•
Margin per ton sold increased 63% to $15.30 in the third quarter of 2010 compared to $9.36 for the same period last year, primarily due to higher price realization from growing metallurgical shipments.

•	Coal sales revenues increased to $293.6 million for the third quarter of 2010 compared to $246.8 million for the third quarter of 2009.

“Robust metallurgical coal deliveries and solid thermal shipments led to our strong third-quarter performance,” said Ben Hatfield, President and CEO of ICG. “Despite cost pressures resulting from proactive regulatory compliance-improvement efforts and heightened enforcement, we still improved our margins compared to prior periods. Investment in safety and compliance improvement initiatives is not only the right thing to do, it is essential for the financial health of our business.”

Hatfield continued, “Pricing in the metallurgical market was firm during the quarter, and we are pleased with recent progress on our contracting efforts for 2011. Since our last earnings release, we have committed 1.3 million tons of metallurgical coal at an average price of $150.00 per ton. In the thermal market, prices and spot demand rebounded sharply during July and August. Despite a pull-back in September, we were successful in committing 1.5 million tons of thermal coal at an average price of $70.00 per ton since our last report. We remain encouraged that utility inventory levels have dropped substantially, but our outlook is somewhat tempered due to sizeable natural gas inventories and low natural gas prices.”

Nine-Month Results

Coal sales revenues for the first nine months of 2010 totaled $834.8 million compared to $775.3 million for the same period of 2009. The Company reported Adjusted EBITDA of $153.3 million for the first nine months of 2010 compared to $161.4 million for the first nine months of 2009. However, Adjusted EBITDA was reduced in 2010 by a $10.0 million contract buyout, but increased in 2009 by a $27.0 million payment received for early termination of coal supply agreements and lost margin on pre-termination shipments and a $7.7 million gain on the termination of a below-market contract. Excluding these transactions, Adjusted EBITDA would have been $163.3 million for 2010 and $126.7 million for 2009, respectively.

Net income for the first nine months of 2010 was $20.5 million, or $0.10 per share on a diluted basis, versus net income of $32.8 million, or $0.21 per share on a diluted basis, for the same period a year ago. Excluding the $10.0 million contract buyout and $29.0 million of loss on extinguishment of debt, adjusted net income for the first nine months of 2010 would have been $45.1 million, or $0.23 per share on a diluted basis. Excluding the $27.0 million payment for early termination of coal supply agreements and lost margin on pre-termination shipments and the $7.7 million gain related to the contract termination, adjusted net income for the first nine months of 2009 would have been $11.2 million, or $0.07 per share on a diluted basis.

Sales, Production and Reserves

ICG sold 4.4 million tons of coal during the third quarter of 2010 compared to 4.1 million tons during the third quarter of 2009. Production totaled 4.0 million tons for the third quarter of 2010 versus 3.9 million tons for the same period of 2009. Metallurgical shipments of 621,000 tons represented a 127% increase over the third quarter of the prior year.

As of September 30, 2010, ICG controlled approximately 1.1 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controlled approximately 433 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

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Site development at ICG Tygart Valley’s #1 mine complex continued on pace in the third quarter and is expected to be completed by year-end. Construction of the slope is expected to commence in early November and work on the shafts is expected to begin in December 2010.

•
In October 2010, ICG Beckley was presented with the Office of Surface Mining Reclamation and Enforcement Gold Good Neighbor Award for Excellence in Surface Coal Mining for outstanding active mine reclamation and community involvement. The award recognizes companies for successfully working with surrounding landowners and the community while completing mining and reclamation projects.

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Initial production commenced at Vindex Energy’s Bismarck deep mine in September 2010. The Company anticipates that the mine will contribute approximately 180,000 tons of low-volatile metallurgical coal sales in 2011, and achieve the targeted run-rate of 250,000 annual tons by the fourth quarter of 2011.

•
During the third quarter and early fourth quarter of 2010, the Company substantially completed its capital restructuring which began late in 2009. In July 2010, the Company repurchased $5.9 million aggregate principal amount of its 10.25% Senior Notes due 2014 and, in September 2010, repurchased $14.0 million aggregate principal amount of its 9.0% Convertible Senior Notes due 2012. The Company incurred a $0.9 million loss related to these transactions in the third quarter of 2010. In October 2010, the Company redeemed an additional $10.3 million aggregate principal amount of its 9.0% Convertible Senior Notes, incurring a $0.3 million loss that will be recognized in the fourth quarter of 2010. The Company used cash on hand to fund all of these transactions.

Market Outlook and Committed Sales

Current market conditions remain mixed: while the metallurgical segment is stable with prices steadily improving, near-term thermal demand is relatively soft due to utility coal burn displacement by cheap natural gas and reduced weather-related demand. The Company anticipates that thermal coal prices will rise in 2011 due to production constraints and an improving economic outlook, and that rising global steel demand will continue to strengthen pricing on premium metallurgical coal.

For 2010, committed and priced sales are approximately 16.6 million tons, or 99% of planned shipments, at an average price of $65.75 per ton, excluding freight and handling expenses. The uncommitted tonnage for 2010 includes approximately 0.1 million tons that are expected to be marketed as metallurgical coal.

For 2011, committed and priced sales are approximately 11.6 million tons, or 71% of planned shipments, at an average price of $71.50 per ton, excluding freight and handling expenses. The uncommitted tonnage for 2011 includes 1.1 million to 1.3 million tons of metallurgical coal.

Liquidity and Debt

As of September 30, 2010, the Company had $213.2 million in cash and $22.5 million in borrowing capacity available under its credit agreement.

Debt outstanding as of September 30, 2010 totaled $341.1 million, net of a $34.6 million discount, consisting primarily of $115.0 million aggregate principal amount of 4.0% Convertible Senior Notes and $200.0 million aggregate principal amount of 9.125% Senior Secured Second-Priority Notes.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2010, the Company expects to sell between 16.7 million and 16.8 million tons of coal, including 2.4 million to 2.5 million tons of metallurgical coal. The average selling price is projected to be $65.75 per ton to $66.25 per ton, with an average cost of $52.25 to $52.75 per ton, excluding selling, general and administrative expenses. The Company expects coal production to be between 15.6 million and 15.7 million tons.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest, is expected to be in the range of $200 million to $210 million in 2010.

•	The Company’s expectation for average coal pricing by region for 2010 is as follows:

Region	2010 Forecast
Central Appalachia	$72.50 – $73.00
Northern Appalachia	$67.00 – $68.00
Illinois Basin	$36.50 – $37.00
Average	$65.75 – $66.25

•	The Company anticipates 2010 capital expenditures of between $110 million and $115 million.

•
For 2011, the Company expects to produce and sell between 16.0 million and 17.0 million tons of coal, including 3.0 million to 3.4 million tons of metallurgical coal. The average selling price is projected to be $71.00 to $76.00 per ton.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

■
Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; adoption by Appalachian states of EPA guidance regarding stringent water quality-based limitations in CWA Section 402 wastewater discharge permits and CWA Section 404 dredge and fill permits; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements; future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change; impairment of the value of our long-lived and deferred tax assets; our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

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You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur.

# # #

For more information, contact Ross Mazza – Manager of External Reporting at (304) 760-2526

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
REVENUES:
Coal sales revenues	$293,593	$246,788	$834,797	$775,281
Freight and handling revenues	8,581	5,777	26,964	20,452
Other revenues	10,890	44,057	40,337	83,652
Total revenues	313,064	296,622	902,098	879,385
COSTS AND EXPENSES:
Cost of coal sales	226,946	208,083	658,938	647,372
Freight and handling costs	8,581	5,777	26,964	20,452
Cost of other revenues	7,364	12,724	40,945	28,690
Depreciation, depletion and amortization	25,867	26,996	78,399	79,294
Selling, general and administrative	8,652	5,351	25,572	24,632
(Gain) loss on sale of assets, net	(86)	2	(3,601)	(3,184)
Total costs and expenses	277,324	258,933	827,217	797,256
Income from operations	35,740	37,689	74,881	82,129
INTEREST AND OTHER INCOME (EXPENSE)
Loss on extinguishment of debt	(948)	—	(29,033)	—
Interest expense, net	(9,326)	(13,409)	(32,641)	(39,641)
Total interest and other income (expense)	(10,274)	(13,409)	(61,674)	(39,641)
Income before income taxes	25,466	24,280	13,207	42,488
INCOME TAX (EXPENSE) BENEFIT	(617)	(5,566)	7,272	(9,674)
Net income	24,849	18,714	20,479	32,814
Net (income) loss attributable to noncontrolling interest	1	2	1	(23)
Net income attributable to International Coal Group, Inc.	$24,850	$18,716	$20,480	$32,791

Other Data:
Adjusted EBITDA (a)	$61,607	$64,685	$153,280	$161,423

Earnings per share:
Basic	$0.12	$0.12	$0.10	$0.21
Diluted	$0.12	$0.12	$0.10	$0.21
Weighted-average common shares outstanding:
Basic	202,645,084	152,998,598	195,582,105	152,869,195
Diluted	204,045,580	155,214,868	196,937,213	154,289,039

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our ABL Loan Facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as fixed charge ratio. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; or interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss attributable to International Coal Group, Inc. appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009
(in thousands)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$213,200	$92,641
Accounts receivable, net	98,219	80,291
Inventories, net	62,730	82,037
Deferred income taxes	13,663	15,906
Prepaid expenses and other	12,967	17,734
Total current assets	400,779	288,609

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,030,286	1,038,200
DEBT ISSUANCE COSTS, net	12,618	7,634
ADVANCE ROYALTIES, net	15,674	18,025
OTHER NON-CURRENT ASSETS	9,225	15,492
Total assets	$1,468,582	$1,367,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$71,392	$63,582
Short-term debt	1,091	2,166
Current portion of long-term debt and capital lease	29,237	17,794
Current portion of reclamation and mine closure costs	9,277	9,390
Current portion of employee benefits	4,043	3,973
Accrued expenses and other	64,622	74,803
Total current liabilities	179,662	171,708

LONG-TERM DEBT AND CAPITAL LEASE	310,763	366,515
RECLAMATION AND MINE CLOSURE COSTS	67,943	65,601
EMPLOYEE BENEFITS	79,375	63,767
DEFERRED INCOME TAXES	50,469	57,399
BELOW-MARKET COAL SUPPLY AGREEMENTS	27,529	29,939
OTHER NON-CURRENT LIABILITIES	4,543	3,797
Total liabilities	720,284	758,726

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	2,038	1,728
Treasury stock	(216)	(14)
Additional paid-in capital	854,265	732,124
Accumulated other comprehensive income (loss)	(2,616)	1,048
Retained deficit	(105,233)	(125,713)
Total International Coal Group, Inc. stockholders’ equity	748,238	609,173
Noncontrolling interest	60	61
Total stockholders’ equity	748,298	609,234
Total liabilities and stockholders’ equity	$1,468,582	$1,367,960

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(in thousands)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,479	$32,814
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	78,399	79,294
Loss on extinguishment of debt	29,033	—
Amortization and write-off of deferred finance costs and debt discount	6,330	5,183
Amortization of accumulated employee benefit obligations	423	(78)
Compensation expense on share based awards	2,477	2,967
Gain on sale of assets, net	(3,601)	(3,184)
Provision for bad debt	292	(1,294)
Deferred income taxes	(15,142)	8,416
Changes in assets and liabilities:
Accounts receivable	(18,220)	(3,390)
Inventories	19,287	(19,788)
Prepaid expenses and other	4,767	20,438
Other non-current assets	(275)	246
Accounts payable	6,933	(14,779)
Accrued expenses and other	(10,061)	(15,798)
Reclamation and mine closure costs	1,258	1,231
Other liabilities	10,102	(1,238)
Net cash from operating activities	132,481	91,040
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	3,934	3,218
Additions to property, plant, equipment and mine development	(65,932)	(48,695)
Withdrawals (deposits) of restricted cash	8,785	(1,535)
Net cash from investing activities	(53,213)	(47,012)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	2,388	—
Repayments on short-term debt	(3,463)	(4,472)
Borrowings on long-term debt and capital leases	—	9,086
Repayments on long-term debt and capital leases	(14,122)	(13,682)
Proceeds from convertible notes offering	115,000	—
Proceeds from senior notes offering	198,596	—
Proceeds from common stock offering	102,453	—
Repurchase of senior notes	(188,960)	—
Repurchase of convertible notes	(155,709)	—
Purchases of treasury stock	(202)	(14)
Proceeds from stock options exercised	22	—
Debt issuance costs	(14,712)	(1,216)
Net cash from financing activities	41,291	(10,298)
NET CHANGE IN CASH AND CASH EQUIVALENTS	120,559	33,730
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,641	63,930
CASH AND CASH EQUIVALENTS, END OF PERIOD	$213,200	$97,660

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income attributable to International Coal Group, Inc.	$24,850	$18,716	$20,480	$32,791
Depreciation, depletion and amortization	25,867	26,996	78,399	79,294
Interest expense, net	9,326	13,409	32,641	39,641
Income tax expense (benefit)	617	5,566	(7,272)	9,674
Loss on extinguishment of debt	948	—	29,033	—
Noncontrolling interest	(1)	(2)	(1)	23
Adjusted EBITDA	$61,607	$64,685	$153,280	$161,423

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income attributable to International Coal Group, Inc.	$24,850	$18,716	$20,480	$32,791
Loss on extinguishment of debt	948	—	29,033	—
(Gain) loss on contract buyout/termination	—	(27,000)	10,000	(34,721)
Income tax expense (benefit)	(453)	10,233	(14,426)	13,159
Adjusted net income attributable to International Coal Group, Inc.	$25,345	$1,949	$45,087	$11,229

OPERATING STATISTICS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal and Ancillary	Total
For the three months ended September 30, 2010:
Tons sold	2,508	1,094	607	146	4,355
Coal sales revenues	$186,245	$77,949	$22,217	$7,182	$293,593
Cost of coal sales	$146,133	$58,095	$15,389	$7,329	$226,946
Coal sales revenue per ton (b)	$74.25	$71.25	$36.59	$49.15	$67.40
Cost of coal sales per ton (b)	$58.26	$53.10	$25.35	$50.16	$52.10

For the three months ended September 30, 2009:
Tons sold	2,463	904	564	205	4,136
Coal sales revenues	$166,552	$48,951	$20,230	$11,055	$246,788
Cost of coal sales	$140,854	$44,491	$15,453	$7,285	$208,083
Coal sales revenue per ton (b)	$67.63	$54.15	$35.87	$53.93	$59.67
Cost of coal sales per ton (b)	$57.19	$49.21	$27.40	$35.56	$50.31

For the nine months ended September 30, 2010:
Tons sold	7,300	3,212	1,844	437	12,793
Coal sales revenues	$534,525	$208,137	$67,593	$24,542	$834,797
Cost of coal sales	$419,673	$165,965	$51,790	$21,510	$658,938
Coal sales revenue per ton (b)	$73.22	$64.79	$36.65	$56.19	$65.25
Cost of coal sales per ton (b)	$57.49	$51.67	$28.08	$49.25	$51.51

For the nine months ended September 30, 2009:
Tons sold	7,712	2,959	1,700	625	12,996
Coal sales revenues	$526,245	$157,887	$56,654	$34,495	$775,281
Cost of coal sales	$436,827	$141,614	$45,940	$22,991	$647,372
Coal sales revenue per ton (b)	$68.24	$53.35	$33.32	$55.20	$59.66
Cost of coal sales per ton (b)	$56.65	$47.85	$27.02	$36.79	$49.81

(b)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue per ton and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.